UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018
Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW, Suite 150, Atlanta, Georgia	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100
_____________________ (Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 16, 2018, John A. Williams, Co-Founder, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Preferred Apartment Communities, Inc., (the “Company”), died unexpectedly. Mr. Williams was a co-founder of the Company and served as the Chief Executive Officer and Chairman of the Company since its formation in 2009.

On April 16, 2018, the Company’s Board appointed Daniel M. DuPree as the Company's Chairman and Chief Executive Officer, succeeding Mr. Williams in such roles, effective immediately. Mr. DuPree, age 71, has served as Vice Chairman of the Board of the Company since August 2012 and has served as Chief Investment Officer of the Company since January 1, 2014.

Mr. DuPree was elected to our Board as a director effective as of March 31, 2011. Until December 31, 2013, Mr. DuPree served as our lead independent director and presided over executive sessions of non-management directors. Mr. DuPree has over 47 years of commercial real estate experience in development, leasing and property management. From March 2009 to March 2012, he served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida.

At the time of the filing of this Current Report on Form 8-K, the Board and its Compensation Committee had not made any determination regarding changes in compensation or other employment arrangements in connection with Mr. DuPree's promotion.

Additionally, the Board has appointed Leonard A. Silverstein, age 59, a co-founder of the Company, as Vice-Chairman of the Board and he will continue as President and Chief Operating Officer. Mr. Silverstein has served as President and Chief Operating Officer of the Company since August 2012. Prior to such time, Mr. Silverstein served as Executive Vice President, General Counsel, Secretary and Vice Chairman of the Company since our formation in 2009. Mr. Silverstein also has served as General Counsel (from February 2005 until December 2017) and President (from December 2011 until December 2017) of WRA and Chief Operating Officer of Corporate Holdings, LLC, an affiliate of the Company, since October 2004. Since partnering with John A. Williams in 2004, he has been involved in an aggregate of over $5.0 billion of real estate transactions related to investments, acquisitions, financings, management and dispositions, principally in the multifamily sector. From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP. From January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983. In 2017, Mr. Silverstein was elected to the Board of Directors of the Investment Program Association (IPA) to effective as of January 1, 2018. Mr. Silverstein’s practice focused on securities and corporate finance law, corporate governance and mergers and acquisitions, advising both publicly-held and privately-held clients in a variety of industries, including real estate. Mr. Silverstein received his law degree from Vanderbilt University School of Law where he served on the editorial staff of the Vanderbilt Law Review, and his BA from Vanderbilt University, where he graduated magna cum laude.

Item 7.01    Regulation FD

On April 16, 2018, the Company issued a press release announcing the death of its Co-Founder, Chairman and Chief Executive Officer John A. Williams and the appointment of Mr. DuPree as the Company’s Chairman and Chief Executive Officer and Mr. Silverstein as Vice-Chairman of the Board and continuation as President and Chief Operating Officer, a copy of which is furnished as Exhibit 99.1 hereto pursuant to Item 7.01 of Form 8-K. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.1 is being furnished pursuant to Item 7.01 “Regulation FD Disclosure,” and is not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Press Release Announcing Sudden Passing of Co-Founder, Chairman and CEO, John A. Williams

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: April 16, 2018	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Executive Vice President, General Counsel and Secretary